Exhibit 10.1

FAR EAST ENERGY CORPORATION

FORM OF RESTRICTED STOCK AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Far East Energy Corporation (the “Company”), a Nevada corporation, hereby grants to                     , [a director] [an employee] (the “Holder”), shares of the common stock, $0.001 par value per share, of the Company (“Shares”), which are subject to certain restrictions and to a risk of forfeiture upon the terms set forth in this restricted stock agreement (this “Agreement”):

WHEREAS, the Holder has been granted the following award (the “Award”) in connection with his or her [retention as an employee] [service as a director] and as compensation for services to be rendered; and the following terms reflect the Company’s 2005 Incentive Stock Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Defined Terms; Plan. Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan. This Agreement and the grant herein is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan, the terms of which are incorporated herein by reference.

2. Grant. The Holder is hereby granted                      Shares pursuant to the Plan, subject to certain restrictions and a risk of forfeiture (the “Restricted Shares”). The Restricted Shares are granted as of                      (the “Date of Grant”).

3. Vesting of Award. Subject to Sections 4 and 9 below, the other terms and conditions of this Agreement and Section 26 of the Plan, [         Shares of the Award shall vest on the Date of Grant] [         Shares of the Award shall vest in          equal annual installments, beginning on the                      anniversary of the Date of Grant.]

4. Effect of Termination of Service; Forfeiture of Unvested Shares. Subject to Section 9 below, the other terms and conditions of this Agreement and Section 26 of the Plan, notwithstanding Section 3 above, upon a Termination of Service for any reason prior to the vesting of the Restricted Shares, the unvested Restricted Shares shall be immediately forfeited.

5. Certificates. Each certificate representing the Restricted Shares (the “Restricted Certificate”) shall be dated the Date of Grant, registered in the Holder’s name, and bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares (the “Restrictive Legend”). Until the Restricted Shares represented by the Restricted Certificate have vested, the Restricted Certificate must remain in the physical possession of the Company. Upon the vesting of the Restricted Shares pursuant to Sections 3 or 9 of this Agreement, the Restrictive Legend shall be removed and the certificate representing vested Shares may be delivered to the Holder.

6. Rights of a Shareholder. The Holder shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

7. Nontransferability. Prior to the vesting of the Restricted Shares, this Award, or any interest therein, shall not be transferable by the Holder except by will or the laws of descent and distribution.

Notwithstanding the foregoing, the Award (or any part thereof) may be transferred by the Holder (for no consideration) to members of his or her “immediate family,” to a trust or other entity established for the exclusive benefit of solely one or more members of the Holder’s “immediate family,” or to a charitable organization qualified for tax exemption under Code Section 501(c)(3). Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes of this Agreement, “immediate family” means the Holder’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

8. Transfer of Shares. The vested Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions this Agreement and the Plan.

9. Effect of Change of Control. Subject to the terms of this Section 9 and the other terms of this Agreement, if, on or before the date ending 24 months following the occurrence of a Change of Control, there is Termination of Service of the Holder for any reason (other than for cause as determined by the Committee in its good faith reasonable judgment), then the Restricted Shares shall become immediately vested in full and all restrictions of transfer shall terminate on the date of such Termination of Service; provided that prior to the occurrence of a Change of Control, the Committee, in its sole discretion and without consent of the Holder, may determine that the unvested Restricted Shares shall vest and the restrictions relating to transfer shall terminate effective upon the occurrence of a Change of Control.

10. Lock Up Agreement. The Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Restricted Shares that may vest during such period of time, without the prior written consent of the Company or such underwriters, as the case may be.

11. Expenses of Issuance of Shares. The issuance of stock certificates representing the Shares, in whole or in part, shall be without charge to the Holder. The Company shall pay, and indemnify the Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of shares hereunder.

12. Withholding. Prior to the vesting of the Restricted Shares, the Holder shall pay to the Company or make arrangements satisfactory to the Committee in any manner permitted by the terms of the Plan regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the vesting of the Restricted Shares and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Holder, federal, state and local taxes of any kind required by law to be withheld upon the vesting of the Restricted Shares; provided however, that the Holder shall have the right, but not the obligation, to satisfy any federal, state or local taxes of any kind required by law to be withheld upon the vesting of the Restricted Shares by the withholding by the Company of such number of Shares as have an aggregate Fair Market Value (as defined in the Plan) on the date of vesting equal to the amount of any federal, state or local taxes of any kind required by law to be withheld.

13. References. References herein to rights and obligations of the Holder shall apply, where appropriate, to the Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Far East Energy Corporation

Attn.: Secretary

If to the Holder:

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

16. Entire Agreement. This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

17. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

18. Conflict. To the extent the provisions of this Agreement conflicts with the terms and conditions of any written agreement between the Company and the Holder, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

FAR EAST ENERGY CORPORATION

By:
Name:
Title:

HOLDER

[name]